Exhibit 99.5

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated September 29, 2015 to the Board of Directors of comScore (the “Company”) included in Annex B to the Joint Proxy Statement/Prospectus relating to the proposed merger of a wholly owned subsidiary of the Company with and into Rentrak Corporation, which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of the Company and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus under the headings “Summary – Opinion of comScore’s Financial Advisor,” “The Merger – Background of the Merger,” “The Merger – Reasons for the Merger” and “The Merger – Opinion of comScore’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC

October 30, 2015